Exhibit 10.23

INDUSTRIAL COMMISSION OF ILLINOIS
100 WEST RANDOLPH STREF–T. SUITE &200
CHICAGO, ILLINOIS 606CI

SELF–INSUREWS SURETY BOND
Principal:		Date: October 10, 2000

Name:	Labor Ready Midwest, Inc.	Bond No. LPM 8166093

Address:	1016 South 28th Street
	Tacoma, Washington 98409	Bond Amount $1,350,000.00

Surety:		Self-Insurance
Privilege Granted
Name:	Fidelity and Deposit Company of Maryland	By Industrial Commission on September 19, 2000

Address:	300 Saint Paul Place
Baltimore, Maryland 21202

          KNOW ALL MEN BY THESE PRESENTS that we the uudersigned Principal and the Surety, an authorized insurer in the State of Illinois. are held and firmly bound unto the people or the State, of Illinois for the use and benefit of all employees of the Principal who may be entitled to compensation under laws of the State of Illinois known as the Workers’ Compensation Act, effective July 9, 1951 as amended and the Workers’ Occupational Diseases Act effective July 9, 1951 as amended (hereinafter collectively called the “Acts”) in the stated Bond Amount for the payment of which sum we bind ourselves, our successors and assigns jointly and severally firmly by these presents as hertinafter provided.

          Principal is an employer which has been granted permission by the Industrial Commission of Illinois to provide and pay the compensation benefits provided for in the Acts without insurance for which Principal is required to provide security guaranteeing payment by Principal of the amounts due to employees of Principal under the Acts.

          The condition of the foregoing obligation is such that if the said Principal shall pay or cause to be paid direct to principal’s employees the amounts due or that may become due under the Acts as the result of injuries and exposures occurring at any time subsequent to the date of the granting of permission as a private self-insurer under the Acts and the costs of defense related thereto, then this obligation shall be void; otherwise it is to be and remain in full force and effect.

          Limit of Liability. Notwithstanding the number of claimants or the number of times that the Bond is renewed or premium is paid there shall be only one Bond Amount and in no event shall the aggregate liability of the Surery including the costs of defense exceed the single Bond Amount shown above.

           PAYMENT of Proceeds. The Surety hereon does hereby recognize this Bond as a direct financial guarantee to Principal's employees whether they be known, unknown, or unnamed, and that Principal’s employees are hereby authorized to maintain direct action on this Bond including action for reasonable attorneys fees incurred in any action brought on this Bond. The Surety shall have the right to administer and defend all claims under the Bond. However, the Illinois Self-Insurers Advisory Board pursuant to statute in such case made and provided may make demand upon Surety for the payment of the Bond Amount or so much as required thereof to the Illinois Self-Insurers Security Fund for the sole purpose of discharging Surety's obligations hereunder. After such demand has been made no employee shall maintain a direct action on this bond and the Surety shall not make any payment under the Bond to any employee. Surety shall be released from liability under this Bond to the extent of any payment made to the Illinois Self-Insurers Security Fund.

          One year after all obligations owed to the employees of the Principal under the provisions of the Acts have been satisfied and paid any funds from this Bond remaining on deposit in the Illinois Self

          Subragation. If the Surety becomes liable for any payment under this Bond for injuries or exposures of Principal's employees, Surety shall be subrogated to the extent of such payment to any of the rights and remedies of Principal against any party in respect of said injuries or exposures and shall be entitled at Surety’s own expense to sue in the name of Principal. The Principal shall give Surety all such assistance in its power as Surety may require to secure Surety ’s rights and remedies and. at Surety’s request, shall execute all documents necessary to enable Surety effectively to bring suit in the name of Principal. including the execution and delivery of the customary Form of loan reccipt.

          Cancellation. The Surety or Principal shall have the right to cancel this Bond at any time upon giving the other party and the Industrial Commission of Illinois at least sixty (60) days prior written notice or its desire so to do such cancellation, however, shall not affect Surety’s liability as to any amounts then due or thereafter to become due hereunder as the result of injuries or exposures occurring prior to the date of cancellation specified in such notice provided that if immediately following such cancellation date and without interruption. Principal continues as a qualified private self-insurer under the Acts for which a subsequent surety bond or other financial security for the benefit of Principal’s employees is issued the Surety hereon is released from all liability under this Bond for injuries or exposures whensoever they occurred and Surety’s obligation hereunder shall be void.

Signed, sealed and delivered on the date above.

PRINCIPAL:

Labor Ready Midwest, Inc.
By /s/ Ronald L. Junck, Secretary

SURETY:

Fidelity and Deposit Company of Maryland
By: /s/ Patrick D. Dineen, Attorney-in-Fact